                                                                    EXHIBIT 10.8




                          AGREEMENT AND PLAN OF MERGER

                                    between

                                 OREN M. HALL,

                              CHARLES E. BRAZIER,

                               GREG E. MCINTOSH,

                                 BRENT M. HALL,

                        HERITAGE CREDIT SERVICES, INC.,

                         FIRST SIERRA FINANCIAL, INC.,

                                      and

                         FIRST SIERRA CALIFORNIA, INC.



                                February 1, 1997

                               TABLE OF CONTENTS


1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . .    1

2.       The Merger.  . . . . . . . . . . . . . . . . . . . . . . . .    5
         (a)     Effective Time of Merger.  . . . . . . . . . . . . .    5
         (b)     Effects of the Merger. . . . . . . . . . . . . . . .    6
         (c)     Effect on Capital Stock. . . . . . . . . . . . . . .    6
         (d)     Board of Directors; Officers.  . . . . . . . . . . .    6
         (e)     Merger Consideration . . . . . . . . . . . . . . . .    6
         (f)     Tax Effect of Transaction. . . . . . . . . . . . . .    7
         (g)     Employees. . . . . . . . . . . . . . . . . . . . . .    8
         (h)     The Closing  . . . . . . . . . . . . . . . . . . . .    8
         (i)     Deliveries at the Closing  . . . . . . . . . . . . .    8

3.       Representations and Warranties of Shareholder. . . . . . . .    9
         (a)     Organization, Qualification, and Corporate Power.. .    9
         (b)     Capitalization.  . . . . . . . . . . . . . . . . . .    9
         (c)     Authorization of Transaction . . . . . . . . . . . .   10
         (d)     Noncontravention . . . . . . . . . . . . . . . . . .   10
         (e)     Brokers' Fees  . . . . . . . . . . . . . . . . . . .   10
         (f)     Investment . . . . . . . . . . . . . . . . . . . . .   10
         (g)     Subsidiaries . . . . . . . . . . . . . . . . . . . .   11
         (h)     Financial Statements . . . . . . . . . . . . . . . .   11
         (i)     Events Subsequent to Most Recent Fiscal Year End . .   11
         (j)     Undisclosed Liabilities  . . . . . . . . . . . . . .   12
         (k)     Legal Compliance . . . . . . . . . . . . . . . . . .   12
         (l)     Tax Matters  . . . . . . . . . . . . . . . . . . . .   13
         (m)     Title to Assets  . . . . . . . . . . . . . . . . . .   14
         (n)     Real Property  . . . . . . . . . . . . . . . . . . .   14
         (o)     Intellectual Property  . . . . . . . . . . . . . . .   14
         (p)     Contracts  . . . . . . . . . . . . . . . . . . . . .   14
         (q)     Notes and Accounts Receivable  . . . . . . . . . . .   15
         (r)     Powers of Attorney . . . . . . . . . . . . . . . . .   15
         (s)     Insurance. . . . . . . . . . . . . . . . . . . . . .   15
         (t)     Litigation . . . . . . . . . . . . . . . . . . . . .   15
         (u)     Labor Matters. . . . . . . . . . . . . . . . . . . .   15
         (v)     Employee Benefits  . . . . . . . . . . . . . . . . .   16
         (w)     Guaranties . . . . . . . . . . . . . . . . . . . . .   16
         (x)     Environment, Health, and Safety  . . . . . . . . . .   16
         (y)     Trial Balance  . . . . . . . . . . . . . . . . . . .   16
         (z)     Representations. . . . . . . . . . . . . . . . . . .   17
         (aa)    Disclosure   . . . . . . . . . . . . . . . . . . . .   17

4.       Representations and Warranties of First Sierra.  . . . . . .   17
         (a)     Organization . . . . . . . . . . . . . . . . . . . .   17

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         (b)     Authorization of Transaction . . . . . . . . . . . .   17
         (c)     Noncontravention . . . . . . . . . . . . . . . . . .   17
         (d)     Brokers' Fees  . . . . . . . . . . . . . . . . . . .   17
         (e)     IPO Prospectus.  . . . . . . . . . . . . . . . . . .   17

5.       Representations and Warranties of Option Holders . . . . . .   18
         (a)     Sole Owner . . . . . . . . . . . . . . . . . . . . .   18
         (b)     Enforceability . . . . . . . . . . . . . . . . . . .   18

6.       Pre-Closing Covenants  . . . . . . . . . . . . . . . . . . .   18
         (a)     General  . . . . . . . . . . . . . . . . . . . . . .   18
         (b)     Notices and Consents . . . . . . . . . . . . . . . .   18
         (c)     Operation of Business  . . . . . . . . . . . . . . .   18
         (d)     Preservation of Business . . . . . . . . . . . . . .   18
         (e)     Access . . . . . . . . . . . . . . . . . . . . . . .   18
         (f)     Notice of Developments . . . . . . . . . . . . . . .   19
         (g)     Exclusivity  . . . . . . . . . . . . . . . . . . . .   19
         (h)     Encumbered Leases. . . . . . . . . . . . . . . . . .   19
         (i)     New Leases . . . . . . . . . . . . . . . . . . . . .   19
         (j)     Incurrence of Material Liabilities . . . . . . . . .   19
         (k)     Employee Compensation  . . . . . . . . . . . . . . .   19
         (l)     Assets To Be Purchased . . . . . . . . . . . . . . .   20
         (m)     Insurance Agreement  . . . . . . . . . . . . . . . .   20
         (n)     Distribution of Assets.  . . . . . . . . . . . . . .   20
         (o)     Employees. . . . . . . . . . . . . . . . . . . . . .   20
         (p)     Accounting Treatment . . . . . . . . . . . . . . . .   20
         (q)     Financial Statements . . . . . . . . . . . . . . . .   20
         (r)     Trial Balance  . . . . . . . . . . . . . . . . . . .   20
         (s)     Advances.  . . . . . . . . . . . . . . . . . . . . .   21

7.       Post-Closing Covenants . . . . . . . . . . . . . . . . . . .   21
         (a)     General  . . . . . . . . . . . . . . . . . . . . . .   21
         (b)     Litigation Support . . . . . . . . . . . . . . . . .   21
         (c)     Transition . . . . . . . . . . . . . . . . . . . . .   21
         (d)     Covenant Not to Compete  . . . . . . . . . . . . . .   21
         (e)     Life Insurance . . . . . . . . . . . . . . . . . . .   22

8.       Conditions to Obligation to Close  . . . . . . . . . . . . .   22
         (a)     Conditions to Obligation of First Sierra . . . . . .   22
         (b)     Conditions to Obligation of Shareholder  . . . . . .   24
         (c)     Conditions To Obligation of each Option Holder . . .   25

9.       Termination  . . . . . . . . . . . . . . . . . . . . . . . .   25
         (a)     Termination of Agreement . . . . . . . . . . . . . .   25
         (b)     Effect of Termination  . . . . . . . . . . . . . . .   26
         (c)     IPO. . . . . . . . . . . . . . . . . . . . . . . . .   26





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10.   Remedies for Breaches of This Agreement  . . . . . . . . . . . . . . .  26
      (a)     Survival of Representations and Warranties . . . . . . . . . .  26
      (b)     Indemnification Provisions for Benefit of First Sierra 26
      (c)     Indemnification Provisions for Benefit of Shareholder  . . . .  26
      (d)     Matters Involving Third Parties  . . . . . . . . . . . . . . .  27
      (e)     Claims for Indemnification.  . . . . . . . . . . . . . . . . .  28
      (f)     Determination of Adverse Consequences  . . . . . . . . . . . .  28
      (g)     Other Indemnification Provisions . . . . . . . . . . . . . . .  28

11.   Miscellaneous. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
      (a)     Press Releases and Public Announcements  . . . . . . . . . . .  28
      (b)     No Third-Party Beneficiaries . . . . . . . . . . . . . . . . .  29
      (c)     Entire Agreement . . . . . . . . . . . . . . . . . . . . . . .  29
      (d)     Succession and Assignment  . . . . . . . . . . . . . . . . . .  29
      (e)     Counterparts . . . . . . . . . . . . . . . . . . . . . . . . .  29
      (f)     Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      (g)     Governing Law  . . . . . . . . . . . . . . . . . . . . . . . .  30
      (h)     Amendments and Waivers . . . . . . . . . . . . . . . . . . . .  30
      (i)     Severability . . . . . . . . . . . . . . . . . . . . . . . . .  30
      (j)     Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
      (k)     Construction . . . . . . . . . . . . . . . . . . . . . . . . .  30
      (l)     Incorporation of Exhibits, Annexes, and Schedules  . . . . . .  30
      (m)     Specific Performance . . . . . . . . . . . . . . . . . . . . .  30
      (n)     Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . .  31

Exhibit A        -        Financial Statements
Exhibit B        -        Opinion of Shareholder's Counsel
Exhibit C        -        Opinion of First Sierra's Counsel
Exhibit D        -        Agreement of Merger
Exhibit E        -        Employment Agreement (Shareholder)
Exhibit F        -        Employment Agreement (Brazier)
Exhibit G        -        Employment Agreement (McIntosh)
Exhibit H        -        Employment Agreement (Hall)
Exhibit I        -        Registration Rights Agreement
Exhibit J        -        Form of Subordinated Note
Exhibit K        -        Assumption and Hold Harmless Agreement
Schedule 6(r)    -        Trial Balance as of 9/30/96
Annex I          -        Reasons for Being Accredited Investor





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                          AGREEMENT AND PLAN OF MERGER


         This Agreement and Plan of Merger is entered into as of February ___, 1997, by and between Oren M. Hall, a resident of Sacramento County, California ("Shareholder"), Charles E. Brazier, a resident of Dade County, Florida, Greg
E. McIntosh, a resident of Sacramento County, California, and Brent M. Hall, a resident of Sacramento County, California (each an "Option Holder"), Heritage Credit Services, Inc., a California corporation (the "Company"), First Sierra Financial, Inc., a Delaware corporation ("Parent" or "First Sierra"), and First Sierra California, Inc., a Delaware corporation ("Sub"). Parent, Sub, Shareholder, the Company and the Option Holders are referred to collectively herein as the "Parties".


                                    Recitals

         Shareholder owns all of the outstanding capital stock of the Company.

         This Agreement contemplates a transaction in which First Sierra will purchase all of the issued and outstanding capital stock of the Company through the consummation of a merger transaction as provided in this Agreement.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

1.       DEFINITIONS.

                 "Accredited Investor" has the meaning set forth in Regulation D promulgated under the Securities Act.

                 "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

                 "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

                 "Affiliated Group" means any affiliated group within the meaning of Code Sec. 1504.

                 "Agreement of Merger" has the meaning set forth in Section
         2(a).

                 "Applicable Rate" means the corporate base rate or prime rate of interest publicly announced from time to time by Texas
         Commerce Bank, National Association, Houston, Texas plus 3.0% per annum.

                 "Balance Sheet" means the balance sheet contained within the Financial Statements.

                 "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequences.

                 "Business Day" means any day that is not a Saturday, a Sunday, or a day that is a banking holiday under United States or Texas Law.

                 "Certificate of Merger" has the meaning set forth in Section 2(a).

                 "Closing" has the meaning set forth in Section 2(h).

                 "Closing Date" has the meaning set forth in Section 2(h).

                 "Code" means the Internal Revenue Code of 1986, as amended.

                 "Company Share" means any share of the Common Stock, no par value per share, of the Company.

                 "Confidential Information" means any information concerning the businesses and affairs of the Company or First Sierra that is not already generally available to the public.

                 "Controlled Group of Corporations" has the meaning set forth in Code Sec. 1563.

                 "Deferred Intercompany Transaction" has the meaning set forth in Treas. Reg. Section 1.1502-13.

                 "Disclosure Schedule" has the meaning set forth in Section 3.

                 "Effective Time" has the meaning set forth in Section 2(a).

                 "Employee Benefit Plan" means any (a) nonqualified deferred compensation or retirement plan or arrangement that is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement that is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement that is an Employee Pension Benefit Plan (including any Multiemployer Plan), or
         (d) Employee Welfare Benefit Plan or material fringe benefit plan or program.

                 "Employee Pension Benefit Plan" has the meaning set forth in ERISA Sec. 3(2).

                 "Employee Welfare Benefit Plan" has the meaning set forth in ERISA Sec. 3(1).

                 "Employees" has the meaning set forth in Section 2(g).

                 "Employment Agreement" means, as applicable, the Employment Agreement to be entered into by First Sierra and Shareholder in the form of Exhibit E and the Employment

         Agreement to be entered into by First Sierra and each Option Holder in the form of Exhibits F, G and H, respectively.

                 "Environmental, Health, and Safety Laws" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended, together with all other Laws concerning pollution or protection of the environment, public health and safety, or employee health and safety, including Laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                 "Excess Loss Account" has the meaning set forth in Treas. Reg.
         Section  1.1502-19.

                 "Extremely Hazardous Substance" has the meaning set forth in Sec. 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

                 "Financial Statements" has the meaning set forth in Section
         3(h).

                 "First Sierra" has the meaning set forth in the preface above.

                 "GAAP" means United States generally accepted accounting principles as in effect from time to time.

                 "Governmental Authority" means any government or any department, agency, political subdivision, or court thereof.

                 "Indemnified Party" has the meaning set forth in Section
         10(d).

                 "Indemnifying Party" has the meaning set forth in Section
         10(d).

                 "Insurance Agreement" has the meaning set forth in Section
         7(e).

                 "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and
         (h) all copies and tangible embodiments thereof (in whatever form or medium).

                 "IPO" means the firm underwritten initial public offering by First Sierra of its Common Stock, par value $.01 per share.

                 "IPO Price" means the average of the per share price received by the Company in respect of the shares of Common Stock sold pursuant to the IPO.

                 "Knowledge" means actual knowledge.

                 "Law" means any constitution, statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

                 "Leases" means any agreement providing for the lease of equipment or other personal property or for the loan of money secured by equipment or other personal property.

                 "Letter of Intent" means that certain letter dated December 3, 1996 addressed to Shareholder and executed by Shareholder and First Sierra.

                 "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                 "Market Capitalization" means a dollar amount determined by multiplying the IPO Price by the number of shares of First Sierra Common Stock issued and outstanding immediately after giving effect to the IPO including, without limitation, those shares to be issued to Shareholder and the Option Holders pursuant to this Agreement.

                 "Most Recent Fiscal Year End" has the meaning set forth in
         Section 3(h).

                 "Multiemployer Plan" has the meaning set forth in ERISA Sec. 3(37).

                 "Option Holder" has the meaning set forth in the preface above.

                 "Option Plan" means the 1995 Stock Plan of Heritage Credit Services, Inc. adopted by the Company on February 9, 1995.

                 "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice.

                 "Party" has the meaning set forth in the preface above.

                 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a Governmental Authority.

                 "Policy" has the meaning set forth in Section 7(e).

                 "Purchase Price" has the meaning set forth in Section 2(e).

                 "Registration Agreement" means the Registration Rights Agreement in the form of Exhibit I.

                 "Securities Act" means the Securities Act of 1933, as amended.

                 "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

                 "Shareholder" has the meaning set forth in the preface above.

                 "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                 "Third Party Claim" has the meaning set forth in Section
         10(d).

2.       THE MERGER.

         (a) EFFECTIVE TIME OF MERGER. Upon the terms and subject to the provisions of this Agreement, and in accordance with the California General Corporations Law ("CGCL") and the Delaware General Corporation Law ("DGCL"), at the Effective Time (hereinafter defined), the Company shall be merged with and into Sub. Concurrently with the Closing, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware an

Agreement of Merger in the form attached hereto as Exhibit D (the "Agreement of Merger") in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Agreement of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL (the "Effective Time"). As soon as practicable after the acceptance and recording of the Agreement of Merger by the Secretary of State of the State of Delaware the parties hereto shall cause to be filed and recorded with the Secretary of State of California a copy of the Agreement of Merger certified by the Secretary of State of the State of Delaware or other document (the "Certificate of Merger") in such form as is required by, and executed in accordance with, the relevant provisions of the CGCL and this Agreement.

         (b) EFFECTS OF THE MERGER. At the Effective Time, (i) the separate existence of the Company shall cease and the Company shall be merged with and into Sub, which shall be the surviving corporation (the "Surviving Corporation"); (ii) the Articles of Incorporation of Sub shall be the Articles of Incorporation of the Surviving Corporation and shall be amended to adopt the name of the Company; (iii) the Bylaws of Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors of the Surviving Corporation shall be as set forth in Section 2(d)(i) hereof; (v) the officers of the Surviving Corporation shall be as set forth in Section 2(d)(ii) hereof; and (vi) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

         (c) EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of Shareholder:

                 (i) Capital Stock of Sub. All issued and outstanding shares of capital stock of Sub shall continue to be issued and outstanding. Each stock certificate of Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

                 (ii) Conversion of Company Shares. Each Company Share issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, be cancelled and converted into the right to receive the Purchase Price on the terms and conditions set forth herein.

         (d)     BOARD OF DIRECTORS; OFFICERS.  Upon the Effective Time:

                 (i) The directors of the Surviving Corporation shall be Shareholder, Thomas J. Depping, Sandy B. Ho and Robert H. Quinn, Jr. and each shall remain a director from the Effective Time until such director's successor shall have been elected and shall qualify, or as otherwise provided in the Bylaws of the Surviving Corporation.

                 (ii) The officers of the Surviving Corporation shall be Thomas J. Depping, as Chief Executive Officer, Shareholder, as President, Sandy
B. Ho, as Chief Financial Officer, Vice President and Secretary, and Robert H. Quinn, Jr., as Vice President and Assistant Secretary, and shall each hold office from the Effective Time until such officer's successor shall have been elected and shall qualify, or as otherwise provided in the Bylaws of the Surviving Corporation.

                 (iii) If at the Effective Time a vacancy shall exist in the Board of Directors or in any of the offices of the Surviving Corporation, such vacancy may thereafter be filled in the manner provided in the Bylaws of the Surviving Corporation.

         (e) MERGER CONSIDERATION. (i) As consideration for the Merger, First Sierra shall pay to Shareholder and Shareholder shall receive at the Closing, subject to the terms and conditions of this Agreement, a purchase price ("Purchase Price") of $6,000,000, payable as follows:

                          (1) $1,000,000 in cash payable to Shareholder at Closing;

                          (2) $1,000,000 in the form of a subordinated note with an original principal amount in the same amount issued by First Sierra to Shareholder at the Closing, such note to be in the form attached as Exhibit J and to accrue interest on a simple interest basis from the Effective Time on the outstanding principal balance at a per annum rate of 9%; and

                          (3) $4,000,000 by the issuance to Shareholder at the Closing of a number of shares of First Sierra Common Stock, $.01 par value, equal to $4,000,000 divided by the IPO Price.

                 (ii) In consideration of each Option Holder agreeing to exchange at the Closing the options held by such individual with regard to the common stock of the Company and subject to the terms and conditions of this Agreement, First Sierra shall pay to each Option Holder and each Option Holder shall receive at the Closing the following amount payable as follows:

                          (1) to Charles E. Brazier, $100,012.50 with $100,012.50 of such amount being payable in cash to such Option Holder at Closing and the remaining $-0- being payable by the issuance to such Option Holder at the Closing of a number of shares of First Sierra Common Stock, $.01 par value, equal to $-0- divided by the IPO Price;

                          (2) to Greg E. McIntosh, $200,025.00 with $200,025.00 of such amount being payable in cash to such Option Holder at Closing and the remaining $-0- being payable by the issuance to such Option Holder at the Closing of a number of shares of First Sierra Common Stock, $.01 par value, equal to $-0- divided by the IPO Price; and

                          (3)     to Brent M. Hall, $139,350.75 with
                 $139,350.75 of such amount being payable in cash to such Option Holder at Closing and the remaining $-0- being payable by the issuance to such Option Holder at the Closing of a number of shares of First Sierra Common Stock, $.01 par value, equal to $-0- divided by the IPO Price.

         (f) TAX EFFECT OF TRANSACTION. It is the intention of Shareholder and First Sierra that the transaction contemplated by this Agreement (as to that portion of the consideration payable to Shareholder in the form of First Sierra Common Stock) constitute a forward triangular Type A reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(D) of the Code. Shareholder, First Sierra and Sub agree to file all of their respective tax returns and reports in a manner consistent with such intention, and to not take any filing position in a manner inconsistent with such intention unless compelled to do so by court order or administrative decree. Shareholder, First Sierra and Sub agree to furnish such information and take such action as may be reasonably requested of the other parties in connection with the foregoing (which action shall not include any change in the commercial terms of this Agreement and the other transactions incident thereto). In no event, however, shall First Sierra or Sub be required to incur any out- of-pocket expenses in defending such position or providing such information or taking such action, nor shall the foregoing constitute a warranty or guaranty that the transactions contemplated by this Agreement will, in fact, constitute such a Type A reorganization.

         (g) EMPLOYEES. (1) Shareholder will in good faith cooperate with First Sierra in First Sierra's attempt to retain the employees of the Company as new employees of First Sierra (such employees are referred to herein as the "Employees"). With regard to the Employees who become employees of First Sierra, First Sierra shall credit such Employees with their length of service with the Company prior to Closing. Immediately prior to the Closing the Company shall provide First Sierra with an updated list of all Employees together with a complete description of all vacation, holiday and sick leave policies, all incentive compensation policies, and any other policies of the Company relating to the Employees. Group health insurance will be provided by First Sierra effective as of the Closing Date to all Employees who become employees of First Sierra, such insurance either to be consistent with the health insurance provided to the other employees of First Sierra or to be a continuation of the existing health insurance maintained by the Company for its employees.

                          (2)     Excluding those Employees covered by
employment agreements with First Sierra, as to those Employees who accept employment with First Sierra, First Sierra will adopt a severance policy providing that if an employee is terminated without cause, such employee will be entitled to severance pay in an amount equal to two weeks salary for each year of employment with First Sierra and (without duplication by virtue of the crediting provisions of Section 2(g)(1)) the Company.

                          (3)     In connection with the Closing First Sierra
and Shareholder shall enter into an Employment Agreement in the form of Exhibit E and First Sierra and each Option Holder shall enter into an Employment Agreement in the form of Exhibits F, G and H, respectively. In addition, and without limiting the generality of Section 6(o), First Sierra shall use reasonable efforts to reach an agreement with Hal Haden and Mohammed Ahsan regarding their terms of employment (at annual salaries of $48,000 plus commissions consistent with current practice and $75,000, respectively) and, subject to reaching an agreement on such terms, in connection with the Closing First Sierra will enter into employment agreements with such Employees that incorporate the agreed upon terms.

         (h) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place on the same date the IPO is consummated (the "Closing Date").

         (i) DELIVERIES AT THE CLOSING. At the Closing, (i) Shareholder will deliver to First Sierra the various certificates, instruments, and documents referred to in Section 8(a), (ii) First Sierra will deliver to Shareholder the various certificates, instruments, and documents referred to in
Section 8(b), (iii) Shareholder will deliver to First Sierra any stock certificates or other documents called for pursuant to the Merger Agreement,
(iv) Greg E. McIntosh will deliver to First Sierra the documents referred to in
Section 8(a)(ix), (v) First Sierra will pay and deliver to Shareholder the consideration specified in Section 2(e)(i), and (vi) First Sierra will pay and deliver to each Option Holder the consideration due such Option Holder pursuant to Section 2(e)(ii).

3.       REPRESENTATIONS AND WARRANTIES OF SHAREHOLDER.

         Shareholder represents and warrants to First Sierra that the statements contained in this Section 3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this Section 3), except as set forth in the disclosure schedule delivered by Shareholder to First Sierra on the date hereof and initialed by Shareholder and First Sierra (the "Disclosure Schedule") and except, as to the representations set forth in Sections 3(a) as relates to officers other than Shareholder and Greg E. McIntosh, (d) as relates to agreements entered into by the Company as contemplated in Section 6, (j), (k),
(l)(iii), (o)(ii), (p)(i), (iii) and (iv), (q), (t), (u), (x) and (z) in each case to the extent related to the period between the date of this Agreement and the Closing Date, as affected by intervening events first occurring during the period between the date of this Agreement and the Closing Date. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, however, unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself or the existence of the exception is otherwise clear in the context). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 3, and the inclusion of an item as an exception in one portion of the Disclosure Schedule shall cause such item to be an exception under any other portion of the Disclosure Schedule that addresses the same issue.

         (a)     ORGANIZATION, QUALIFICATION, AND CORPORATE POWER.   The
Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of California. The Company is duly authorized to conduct business and is in good standing under the laws of each jurisdiction where such qualification is required except where the failure to qualify would not have a material adverse effect on the financial condition of the Company. The Company has full corporate power and authority and all licenses, permits, and authorizations necessary to carry on the businesses in which it is engaged and to own and use the properties owned and used by it except where the failure to do so would not have a material adverse effect on the Company. Section 3(a) of the Disclosure Schedule lists all directors and officers of the Company and their respective official capacities in the Company. Shareholder has delivered to First Sierra correct and complete copies of the charter and bylaws of the Company (as amended to date). The minute books (containing the records of meetings of the stockholders, the board of directors, and any committees of the board of directors), the stock certificate books, and the stock record books of the Company are correct and complete. The Company is not in default under or in violation of any provision of its charter or bylaws.

         (b) CAPITALIZATION. The entire authorized capital stock of the Company consists of 100,000 Company Shares, of which 8,000 Company Shares are issued and outstanding. All of the issued and outstanding Company Shares have been duly authorized, are validly issued, fully paid, and nonassessable, and are held of record and owned beneficially by Shareholder, free and clear of any Taxes, Security Interests, equities, claims, and demands and any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws and other than the community interest of Shareholder's wife), options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require Shareholder to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement and the Option Plan). Other than the Option Plan, there are no outstanding or authorized options, warrants, purchase rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. Other than the Option Plan, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of the Company. The Option Holders are the only Persons that have been granted rights under the Option Plan.

         (c) AUTHORIZATION OF TRANSACTION. The Company has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Shareholder and the Company, enforceable in accordance with its terms and conditions except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and except for the application of general principles of equity. Except as set forth in Section 3(c) of the Disclosure Schedule and except for the filing of the Merger Agreement with the applicable Governmental Authority and consents that have already been obtained, neither Shareholder nor the Company need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other party in order to consummate the transactions contemplated by this Agreement.

         (d) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law to which either of Shareholder or the Company is subject or any provision of the charter or bylaws of the Company or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any material agreement, contract, lease, license, instrument, or other arrangement to which either of Shareholder or the Company is a party or by which any of them is bound or to which any of the assets of any of them is subject (or result in the imposition of any Security Interest upon any such assets).

         (e) BROKERS' FEES. Shareholder has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which First Sierra could become liable or obligated, and the Company has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

         (f) INVESTMENT. Shareholder (i) understands that the shares of First Sierra Common Stock to be issued to Shareholder have not been, and will not prior to the Closing be, registered under the Securities Act, or under any state securities laws, and are being issued in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring such shares of Common Stock solely for his own account for investment purposes, and not with a view to the distribution thereof, (iii) is a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning First Sierra and has had or will have prior to the Closing the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding such Common Stock, (v) is able to bear the economic risk and lack of liquidity inherent in holding such Common Stock, and (vi) is an Accredited Investor for the reasons set forth in Annex I.

         (g) SUBSIDIARIES. The Company has no Subsidiaries except Heritage Finance Corp. I, a Delaware corporation (the "Heritage Sub"). The Heritage Sub was organized in connection with the Securitization (hereinafter defined), and the only business engaged in by the Heritage Sub has been to conduct activities contemplated for the Heritage Sub in connection with the Securitization.

         (h) FINANCIAL STATEMENTS. Attached hereto as Exhibit A are the following financial statements (the "Financial Statements"): audited balance sheets and statements of income, changes in stockholders' equity, and cash flow as of and for the fiscal year ended 9-30-96 (the "Most Recent Fiscal Year End") for the Company. The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly consistent with GAAP the financial condition of the Company as of such dates and the results of operations of the Company for such periods, and are correct and complete in all material respects, and are consistent with the books and records of the Company (which books and records are correct and complete).

         (i) EVENTS SUBSEQUENT TO MOST RECENT FISCAL YEAR END. Since the Most Recent Fiscal Year End, there has not been any material adverse change in the business, financial condition, operations, results of operations, or future prospects of the Company. Without limiting the generality of the foregoing, since that date:

                 (i) the Company has not sold, leased, transferred or assigned any of its assets, tangible or intangible, other than pursuant to the securitization (the "Securitization") that closed on November 15, 1996 and other than for a fair consideration in the Ordinary Course of Business;

                 (ii) the Company has not entered into any agreement other than this Agreement, contract, lease or license (or series of related agreements, contracts, lease and licenses) other than in the Ordinary Course of Business;

                 (iii) the Company has not imposed any Security Interest upon any of its assets, tangible or intangible, except as permitted pursuant to the terms hereof;

                 (iv) the Company does not have any capital investment in or any loan to any Person other than the Heritage Sub and the Company is not a party to any agreement or commitment providing for the acquisition of the securities or assets of any other Person, other than agreements providing for the acquisition of Leases in the Ordinary Course of Business and advances to Shareholder consistent with prior practice;

                 (v) the Company has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation other than as permitted pursuant to Section 6 other than in connection with the Securitization;

                 (vi) the Company has not delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;

                 (vii) the Company has not canceled, compromised, waived or released any right or claim (or series of related rights and claims) either involving more than $50,000 or outside the Ordinary Course of Business;

                 (viii) there has been no change made or authorized in the charter or bylaws of the Company;

                 (ix) the Company has not issued, sold or otherwise disposed of any of its capital stock, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

                 (x) the Company has not declared, set aside or paid any dividend or made any distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its capital stock;

                 (xi) the Company has not made any loan to, or entered into any other transaction with, any of its directors, officers or employees other than advances to Shareholder consistent with prior practice;

                 (xii) the Company has not entered into any employment contract or collective bargaining agreement, written or oral;

                 (xiii) except as otherwise contemplated by Section 6(k), the Company has not granted any increase in the base compensation of any of its directors, officers or employees;

                 (xiv) except as otherwise contemplated by Section 6(k), the Company has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors, officers or employees (or taken any such action with respect to any other Employee Benefit Plan);

                 (xv) the Company has not made or pledged to make any material charitable or other capital contribution; and

                 (xvi) the Company has not committed to any of the foregoing.

         (j) UNDISCLOSED LIABILITIES. The Company has no known Liability (and to the Company's Knowledge there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any material Liability), except for
(i) Liabilities set forth in the Balance Sheet (including any notes thereto) and (ii) Liabilities that have arisen after 9-30-96 in the Ordinary Course of Business (none of which results from, arises, out of, relates to, is in the nature of, or was caused by any willful breach of contract, willful breach of representation or warranty, willful tort, willful infringement, or willful violation of Law).

         (k) LEGAL COMPLIANCE. The Company has complied with all applicable Laws except where the failure to comply would not have a material adverse effect on the Company, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply except where the failure to do so would not have a material adverse effect on the Company or the matter is not reasonably likely to be determined adversely to the Company.

         (l)     TAX MATTERS.

                 (i) The Company has filed all federal income Tax Returns and all other material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All previously due federal income Taxes and other material Taxes of the Company attributable to periods on or prior to 9-30-96 (whether or not shown on any Tax Return) have been paid or adequately reserved for in the Financial Statements. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return other than extensions for income tax returns due for the fiscal year ended 9-30-96. No material choate Security Interests encumber any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax. No claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction which if successful would have a material adverse effect on the Company.

                 (ii) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party the failure of which would have a material adverse effect on the Company.

                 (iii) There is no dispute or claim concerning any material Tax Liability of the Company either (1) claimed or raised by any authority in writing or (2) as to which any of Shareholder and the directors and officers of the Company has Knowledge based upon personal contact with any agent of such authority. Section 3(l) of the Disclosure Schedule lists all (if any) federal, state and local income Tax Returns filed with respect to the Company for taxable periods ended on or prior to 9-30-96 currently the subject of audit or as to which the Company has been notified that an audit is to occur.

                 (iv) Except as may be reflected in Section 3(l)(iv) of the Disclosure Schedule, the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                 (v) The Company has not filed a consent under Code Sec. 341(f) concerning collapsible corporations. The Company has not made any payments, is not obligated to make any payments, nor is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sec. 280G. The Company has not been a United States real property holding corporation within the meaning of Code Sec. 897(c)(2) during the applicable period specified in Code Sec. 897(c)(1)(A)(ii).

                 (vi) Section 3(l) of the Disclosure Schedule sets forth the following information with respect to the Company as of 9-30-96:
         (1) the basis of the Company in its assets; (2) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company; and (3) the amount of any deferred gain or loss allocable to the Company arising out of any Deferred Intercompany Transaction.

                 (vii) The Company (1) as to periods prior to 9-30-96 has not been a member of an Affiliated Group filing a consolidated federal income Tax Return or (2) has any Liability for the Taxes of any Person (other than the Company and the Heritage Sub) under Treas. Reg.
         Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         (m) TITLE TO ASSETS. The Company had good and marketable title to or valid leasehold interest in the assets of the Company reflected in the Balance Sheet as of the date thereof and a valid leasehold interest in the office premises that it occupies.

         (n)     REAL PROPERTY.   The Company does not own or lease any real
property other than the office premises leased and described in Section 3(n) of the Disclosure Schedule.

         (o)     INTELLECTUAL PROPERTY.

                 (i) To its Knowledge the Company owns or has the right to use pursuant to license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the businesses of the Company as presently conducted. To its Knowledge the Company has taken all necessary action for the purposes of the Company to maintain and protect each item of Intellectual Property that it owns or uses.

                 (ii) To its Knowledge the Company has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties. To the Knowledge of the Company no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any of the Company.

         (p) CONTRACTS. Section 3(p) of the Disclosure Schedule lists the following contracts and other agreements to which the Company is a party or (as to clause (xii)) to which Shareholder is a party:

                 (i) any agreement (or group of related agreements) for the lease of personal property from any Person providing for lease payments in excess of $25,000 per annum;

                 (ii) any agreement concerning a partnership or joint venture;

                 (iii) any agreement (or group of related agreements), other than those related to the Securitization, under which it has created, incurred, assumed or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $100,000 or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                 (iv) any agreement (other than the Letter of Intent, this Agreement and any related agreement) concerning confidentiality or noncompetition;

                 (v) any agreement with Shareholder or any relative of Shareholder other than the Insurance Agreement and Option Plan and agreements regarding advances;

                 (vi) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers or employees other than the Insurance Agreement and Option Plan;

                 (vii) any agreement for the employment of any individual for a specified term exceeding 30 days on a full-time, part-time, consulting or other basis;

                 (viii) any agreement under which it has advanced or loaned any amount to any of its directors, officers or employees except advances to Shareholder consistent with prior practice and an advance to Charles E. Brazier of approximately $15,000; or

                 (ix) any agreement under which Shareholder has guaranteed the repayment of any loan or other advance of monies to the Company or any other obligations of the Company.

Shareholder has delivered to First Sierra a correct and complete copy of each agreement listed in Section 3(p) of the Disclosure Schedule. No material default or event that, with the passage of time, giving of notice or both, would constitute a material default by the Company which would allow full acceleration of the obligations of the Company shall have occurred and be continuing under any of the agreements referenced in clause (iii) above or any other material agreement.

         (q) NOTES AND ACCOUNTS RECEIVABLE. Substantially all notes and accounts receivable of the Company are reflected properly on its books and records, are to the knowledge of the Company valid receivables subject to the Knowledge of the Company to no setoffs or counterclaims, to the Knowledge of the Company are current and collectible, and to the extent not collectible do not exceed the reserve for bad debts set forth on the face of the Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company.

         (r) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of the Company other than in the Ordinary Course of Business.

         (s) INSURANCE. The Company has been covered during the past six years by insurance in scope and amount customary for businesses similar to those businesses in which the Company was engaged during such period. Section 3(s) of the Disclosure Schedule describes any self-insurance arrangements with an insurance carrier affecting the Company and a description of any retroactive premium adjustments or other loss-sharing arrangements.

         (t) LITIGATION. Section 3(t) of the Disclosure Schedule sets forth each instance in which the Company (i) is subject to any outstanding injunction, judgment, order, decree or ruling or (ii) is a party to any action, suit, proceeding, hearing or investigation, in or before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator.

         (u) LABOR MATTERS. The Company has not committed any unfair labor practice which would have a material adverse effect on the Company. The Company has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company.

         (v)     EMPLOYEE BENEFITS.

                 (i) The Company does not currently maintain or contribute to any Employee Welfare Benefit Plan providing medical health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents except those Employee Welfare Benefit Plans listed in Section 3(v) of the Disclosure Statement; and the Company has no Liability with respect to any Employee Welfare Benefit Plan or pension plan previously maintained or contributed to by the Company.

                 (ii) The Company does not contribute to, never has contributed to, and never has been required to contribute to any Multiemployer Plan or has any Liability (including withdrawal Liability) under any Multiemployer Plan; and

         (w) GUARANTIES. Other than in respect of the subordinate note in the original principal amount of $466,000 to be issued by the Heritage Sub in connection with the Securitization, the Company is not a guarantor or otherwise liable for any Liability or obligation (including indebtedness) of any other Person (representations and warranties made by the Company shall not be construed as or constitute a guaranty by the Company).

         (x)     ENVIRONMENT, HEALTH, AND SAFETY.

                 (i) To the Company's Knowledge, the Company has complied with all Environmental, Health, and Safety Laws, and to the Company's knowledge no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against the Company alleging any failure so to comply.

                 (ii) To the Company's Knowledge, the Company has no Liability (and the Company has not handled or disposed of any substance, arranged for the disposal of any substance, exposed any employee or other individual to any substance or condition, or owned or operated any real property or facility that the Company reasonably believes may have a reasonable likelihood in any manner to form the Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against the Company giving rise to any Liability) for damage to any site, location, or body of water (surface or subsurface), for any illness or personal injury to any employee or other individual, or for any reason under any Environmental, Health and Safety Law.

                 (iii) To the Company's Knowledge, all properties and equipment used in the business of the Company (other than property leased by the Company to its customers and other than office equipment supplies and vehicle fuels and lubricants) have been free of asbestos, PCB's, methylene chloride, trichloroethylene, transdichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances.

         (y) TRIAL BALANCE. Each Lease on the Company's books as of 9-30-96 is set forth on the trial balance attached as Schedule 6(r), and the information reflected on such trial balance is correct and complete in all material respects as of such date.

         (z) REPRESENTATIONS. Shareholder has no Knowledge of any fact or circumstance that would constitute a breach of a representation or warranty made by the Company in the Ordinary Course of Business (in connection with the sale or discounting of any Lease) and personally guaranteed by Shareholder.

         (aa) DISCLOSURE. The representations and warranties contained in this Section 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 3 not misleading.

4. REPRESENTATIONS AND WARRANTIES OF FIRST SIERRA. First Sierra represents and warrants to Shareholder that the statements contained in this
Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this
Section 4).

         (a) ORGANIZATION. Each of First Sierra and Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

         (b) AUTHORIZATION OF TRANSACTION. Each of First Sierra and Sub has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each of First Sierra and Sub, enforceable in accordance with its terms and conditions except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and except for the application of general principles of equity. Except for the filing of the Agreement of Merger with the applicable Governmental Authority and consents that have already been obtained, First Sierra need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority or any other party in order to consummate the transactions contemplated by this Agreement.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any Law to which First Sierra or Sub is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any agreement, contract, lease, license, instrument, or other arrangement to which First Sierra or Sub is a party or by which it is bound or to which any of its assets is subject.

         (d) BROKERS' FEES. Neither First Sierra nor Sub has any Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which any Shareholder could become liable or obligated.

         (e) IPO PROSPECTUS. The final prospectus to be filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended, in connection with the IPO, when filed will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5. REPRESENTATIONS AND WARRANTIES OF OPTION HOLDERS. Each Option Holder represents and warrants to First Sierra that the statements contained in this
Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date was substituted for the date of this Agreement throughout this
Section 5).

         (a) SOLE OWNER. The Option Holder is the sole owner and holder of the rights stated in the Option Plan to run in favor of the Option Holder and such rights are held by the Option Holder free and clear of any Security Interests, equities, claims and demands.

         (b) ENFORCEABILITY. This Agreement constitutes the valid and legally binding obligation of the Option Holder, enforceable in accordance with its terms and conditions except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors' rights generally and except for the application of general principles of equity. The Option Holder need not give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or any other party in order to consummate the transactions contemplated by this Agreement.

6. PRE-CLOSING COVENANTS. The Parties agree as follows with respect to the period between the execution of this Agreement (or such earlier time as may be indicated) and the earlier to occur of the Closing and the termination of this Agreement pursuant to Section 9.

         (a) GENERAL. Each of the Parties will use commercially reasonable best efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 8).

         (b) NOTICES AND CONSENTS. To the extent, if any, noted in Section 3(c) of the Disclosure Schedule as being required, Shareholder will give or cause the Company to give any notices to third parties, and will use and cause the Company to use all reasonable efforts to obtain any third-party consents that First Sierra may request in connection with the matters referred to in
Section 3(c).

         (c) OPERATION OF BUSINESS. Shareholder will not cause or permit the Company to engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business except as otherwise permitted pursuant to this Section 6. Even though the same may constitute an Ordinary Course of Business transaction, the Company shall not make any advance or loan to Shareholder or any officer or director of the Company other than to Shareholder as contemplated by Section 6(s) and the currently outstanding $15,000 loan to Charles E. Brazier.

         (d) PRESERVATION OF BUSINESS. The Company will keep its business and properties substantially intact including its present operations, physical facilities, working conditions, and relationships with lessors, vendors, brokers, licensors, suppliers, customers and employees.

         (e) ACCESS. Shareholder and the Company will permit representatives of First Sierra to have full access at all reasonable times following reasonable prior notice, and in a manner so as not to interfere with the normal business operations of the Company, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to the Company. First Sierra shall permit Shareholder to conduct a due diligence examination of First Sierra, the extent of such examination to be acceptable to First Sierra.

         (f) NOTICE OF DEVELOPMENTS. Each Party will give prompt written notice to the other of any material adverse development causing a breach of or constituting an intervening event with respect to any of its own representations and warranties in Sections 3 and 4. No disclosure by any Party pursuant to this Section 6(f), however, shall be deemed to amend or supplement Annex I or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

         (g) EXCLUSIVITY. Shareholder and the Company will not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets of, the Company (including any acquisition structured as a merger, consolidation, or share exchange) or
(ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Shareholder will not vote the Company Shares in favor of any such acquisition structured as a merger, consolidation, or share exchange. Shareholder will notify First Sierra promptly if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

         (h) ENCUMBERED LEASES. The Financial Statements reflect numerous Leases as being owned by the Company subject to full recourse indebtedness owed by the Company and secured by such Leases. For state law purposes the leases reflected on such financial statements may be owned by the Company or may have been transferred to and title vested in third parties. In either case Shareholder, the Company and First Sierra will use reasonable efforts, at the direction of First Sierra, to reach an agreement with the holders of such indebtedness whereby First Sierra would retire such indebtedness for amounts satisfactory to First Sierra.

         (i) NEW LEASES. Leases currently held by the Company and financed by the Company through its existing warehouse and other collateral pledge line facilities (collectively, the "Warehouse Facility") and Leases hereafter acquired will be held by the Company in such Warehouse Facility or sold to First Sierra under its private label program using a discount rate equal to the yield on the 2 year US Treasury Security as of the date of sale plus 225 basis points and with a 6% holdback reserve; provided, as to any Leases that do not qualify for First Sierra's private label program, the Company may fund or discount such Leases with other sources in a manner consistent with past practice.

         (j) INCURRENCE OF MATERIAL LIABILITIES. Following 9-30-96 the Company will not incur any additional liabilities or indebtedness of any material nature except in the ordinary Course of Business to fund new Leases and the renewal of the existing, or obtaining of a new, lease of office space (in the latter case subject to First Sierra's prior approval which as to the contemplated Sunrise Professional Center location, First Sierra hereby acknowledges it has given). Loans from First Sierra are excluded from this proscription.

         (k) EMPLOYEE COMPENSATION. Following 9-30-96 no increases in salaries, bonuses and other benefits (other than in the Ordinary Course of Business to non-management employees and other than the increases and bonuses recently given to or approved for management employees and disclosed in the written financial information provided by the Company to First Sierra) shall be made. The salaries and bonuses in effect for officers and employees of the Company as of the date of this Agreement have been previously disclosed to First Sierra.

         (l) ASSETS TO BE PURCHASED. Immediately prior to and in connection with the consummation of the Closing, Shareholder shall purchase from the Company and the Company shall sell to Shareholder all country club memberships in the name of or for the benefit of Shareholder and all personal automobiles owned by the Company, and the purchase price shall be in cash and shall be equal to the book value as of the Closing of such country club memberships and automobiles as reflected on the Company's financial statements.

         (m) INSURANCE AGREEMENT. Prior to Closing, the Insurance Agreement will be amended to limit the Company's obligations thereunder to the payment of its part of the next two annual insurance premiums due on the Policy as contemplated by Section 7(e).

         (n) DISTRIBUTION OF ASSETS. Following 9-30-96 no sale of any material part of the Company's assets will occur (whether in the form of a securitization or otherwise) other than as contemplated by the proviso set forth in Section 6(i) and other than in connection with the closing of the Securitization (but no other Leases will be sold through such securitization conduit). No dividends of cash or property will be made.

         (o) EMPLOYEES. Prior to the Closing Shareholder shall request each Employee to tender to the Company his or her resignation as an employee of the Company effective as of the Closing. As of the Closing First Sierra will make to each employee of the Company (excluding those individuals who will be subject to employment agreements with First Sierra and excluding Shareholder's wife) a written offer of employment with First Sierra for a position and salary comparable to that held with and provided by the Company and providing for benefits comparable to those offered by First Sierra to its employees with similar positions (provided, First Sierra may maintain the Company's existing health insurance plan). Nothing in this Section 6(o) or elsewhere in this Agreement (i) shall create any rights on behalf of any such employees or make any such employees a party to this Agreement or a third party beneficiary of any rights or obligations hereunder or (ii) shall constitute any agreement, commitment or obligation on the part of First Sierra to maintain the employment by First Sierra of any such employees.

         (p) ACCOUNTING TREATMENT. For financial accounting purposes, no gain will be recognized on the sale of those Leases described in Section 6(i) to First Sierra prior to the Closing.

         (q) FINANCIAL STATEMENTS. As soon as practicable following calendar year-end 1996, the Company shall cause to be prepared and delivered to First Sierra an unaudited balance sheet and statement of income, change in stockholder's equity and cash flow for the Company as of 12-31-96, each prepared in accordance with GAAP certified to by the chief financial officer of the Company.

         (r) TRIAL BALANCE. No less frequently than monthly and in any event within 20 days preceding the Closing, the trial balance attached as
Schedule 6(r) will be updated to reflect the current information regarding all Leases on the Company's books at the time of such update. In accordance with Section 6(e), First Sierra's representatives will be given access, in the Company's offices, to the Lease files for the purpose of performing prior to the Closing a trial balance to Lease file audit to determine if there are any discrepancies between such trial balance and the information contained in the Lease files.

         (s) ADVANCES. To the extent the aggregate of any outstanding advances by the Company to Shareholder and his wife for salary exceed the accrued but unpaid salary amounts payable to Shareholder and his wife at the rate of $225,000 per year, prorated on a monthly basis to the Closing Date, then Shareholder shall pay such excess to the Company prior to the Closing. To the extent there are any other outstanding loans or advances to Shareholder or any other Option Holder, Shareholder or such Option Holder, as appropriate, agrees to repay to the Company prior to the Closing all such outstanding loans and advances made to such individual.

7. POST-CLOSING COVENANTS. If the Closing occurs, the Parties agree as follows with respect to the period following the Closing.

         (a) GENERAL. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8).

         (b) LITIGATION SUPPORT. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with
(i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Section 8).

         (c) TRANSITION. Shareholder and the Company will not take any action that is designed or intended to have the effect of discouraging any lessor, vendor, broker, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company or First Sierra after the Closing as it maintained with the Company prior to the Closing.

         (d) COVENANT NOT TO COMPETE. For the period commencing as of the Closing Date and terminating upon the earliest to occur of (i) the effective date of termination of Shareholder's employment under Section 4.01 of Shareholder's Employment Agreement, (ii) the expiration of the one- or two-year period, as applicable, that First Sierra agrees to pay Shareholder following a termination pursuant to Section 4.04 or 4.05(b) thereof, or (iii) the expiration of four years following the Closing Date, Shareholder hereby agrees that he shall not except as permitted in such Employment Agreement, directly or indirectly, either through any form of ownership, or as a director, officer, principal, agent, employee, employer, advisor, consultant, partner or in any individual or representative capacity whatsoever, either for her own benefit or for the benefit of any other person or entity, without the prior written consent of the Board of Directors of First Sierra, within any geographic area that First Sierra does business during the three year period following the Closing Date, engage in any equipment or software lease or financing business in which First Sierra or any of its subsidiaries engages in during such period. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 7(d) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         (e) LIFE INSURANCE. Reference is made to that certain Split-Dollar Insurance Agreement dated December 31, 1994 between the Company, Shareholder, and Brent M. Hall and Melanie H. Medina as trustees of the Hall Family Trust, and pursuant to which the Company has agreed to pay part of the annual premiums due on a life insurance policy (the "Policy") covering Shareholder and his wife (the "Insurance Agreement"). With regard to the next two annual premiums due on the Policy following the Closing, First Sierra will cause Sub to pay (or First Sierra will pay) the part of such annual premium that the Company has agreed to pay pursuant to the Insurance Agreement (being
$41,950 per year).   No later than the fifth anniversary of the Closing Date,
Shareholder agrees to pay to First Sierra an amount equal to the amount that the Company prior to the Closing has paid in premiums on the Policy (being after Shareholder reimbursement $124,309) plus the total amount paid pursuant to the preceding sentence on such premiums. First Sierra and Sub acknowledge that such payment shall constitute satisfaction of Shareholder's reimbursement obligations respecting Policy premiums payments by the Company, Sub or First Sierra.

8.       CONDITIONS TO OBLIGATION TO CLOSE.

         (a) CONDITIONS TO OBLIGATION OF FIRST SIERRA. The obligation of First Sierra to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

                 (i)      the representations and warranties set forth in
         Section 3 shall be true and correct in all material respects at and as of the Closing Date except, as to the representations set forth in Sections 3(a) as relates to officers other than Shareholder and Greg
         E. McIntosh, (d) as relates to agreements entered into by the Company as contemplated in Section 6, (j), (k), l(iii), (o)(ii), (p)(i), (iii) and (iv), (q), (t), (u), (x) and (z) in each case to the extent related to the period between the date of this Agreement and the Closing Date, as affected by intervening events, provided such intervening events individually or in aggregate reasonably could not reasonably be expected to have a material adverse effect on the Company;

                 (ii) Shareholder and the Company shall have performed and complied with all of their respective covenants hereunder in all material respects through the Closing;

                 (iii) Shareholder and the Company shall have procured all of their third party consents specified in Section 6(b) which if not obtained would materially detract from the value to First Sierra of the transaction contemplated hereunder or create a default under any material agreement;

                 (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of First Sierra to own the Company or to control the Company, or (D) affect adversely the right of First Sierra to conduct the business previously engaged in by the Company (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (v) Shareholder shall have delivered to First Sierra a certificate to the effect that each of the conditions specified above in Section 8(a)(i)-(iv) is satisfied in all respects;

                 (vi) First Sierra shall have received from Pillsbury Madison & Sutro LLP, counsel to Shareholder, an opinion in form and substance as set forth in Exhibit B attached hereto, addressed to First Sierra, and dated as of the Closing Date;

                 (vii) First Sierra shall have received the resignations, effective as of the Closing, of each director and officer of the Company (such resignation as to an officer being as to such officer's position and not as to such officer's employment unless such employee resigns such employment as contemplated in Section 6(o));

                 (viii) Shareholder shall have released all claims and causes of action he has against the Company as the sole shareholder of the Company;

                 (ix) Shareholder and Greg E. McIntosh shall have executed and delivered to First Sierra their respective Employment Agreements;

                 (x) the Company and (if applicable) Shareholder shall have executed and delivered to First Sierra the Agreement of Merger and Certificate of Merger and Shareholder shall have delivered to First Sierra the original stock certificates representing the Company Shares;

                 (xi) the Option Plan shall have been terminated and each Option Holder shall have relinquished all rights he had thereunder;

                 (xii) the IPO shall have occurred and the Market Capitalization of First Sierra shall equal or exceed $65 million;

                 (xiii) First Sierra shall have had delivered to it the Financial Statements, and the Financial Statements shall reflect after-tax income of the Company as of 9-30-96 of at least $1 million; and

                 (xiv) The trial balance to Lease file audit performed in accordance with Section 6(r) shall not disclose any material discrepancies between such trial balance and the information contained in the Lease files.

All actions to be taken by Shareholder in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to First Sierra. First Sierra may waive any condition specified in this Section 8(a) if it executes a writing so stating at or prior to the Closing. Shareholder agrees to use Shareholder's best efforts to cause the matters covered by clauses (vi) and
(vii) (as to others), and to cause the matters covered by clauses (vii) (as to Shareholder), (viii), (ix) (as to Shareholder's execution of the Employment Agreement) and (x) to occur. Each Option Holder agrees to execute the Employment Agreement and relinquish his rights under the Option Plan.

         (b) CONDITIONS TO OBLIGATION OF SHAREHOLDER. The obligation of Shareholder to consummate the transactions to be performed by him in connection with the Closing is subject to satisfaction of the following conditions:

                 (i)      the representations and warranties set forth in
         Section 4 shall be true and correct in all material respects at and as of the Closing Date;

                 (ii) First Sierra shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

                 (iii) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would prevent consummation of any of the transactions contemplated by this Agreement or cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

                 (iv) First Sierra shall have delivered to Shareholder a certificate to the effect that each of the conditions specified above in Section 8(b)(i)-(iii) is satisfied in all respects;

                 (v) Shareholder shall have received from Vinson & Elkins, L.L.P., counsel to First Sierra, an opinion in form and substance as set forth in Exhibit C attached hereto, addressed to Shareholder, and dated as of the Closing Date;

                 (vi) First Sierra shall have executed and delivered to Shareholder and each Option Holder his Employment Agreement;

                 (vii) Sub and (if applicable) First Sierra shall have executed and delivered the Agreement of Merger;

                 (viii) the IPO shall have occurred and the Market Capitalization of First Sierra shall equal or exceed $65 million;

                 (ix) First Sierra shall have paid and delivered to Shareholder the cash consideration, the note and shares of First Sierra Common Stock required pursuant to Section 2(e)(i);

                 (x) First Sierra shall have paid and delivered to the Option Holders the cash consideration and shares of First Sierra Common Stock required pursuant to Section 2(e)(ii); and

                 (xi) First Sierra shall have executed and delivered to Shareholder the Assumption and Hold Harmless Agreement (regarding certain obligations guaranteed by Shareholder) in the form of Exhibit K.

                 (xii) The officers and director of the Surviving Corporation contemplated in Section 2(d) shall have been duly elected and qualified and shall hold the positions indicated.

         All actions to be taken by First Sierra in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Shareholder. Shareholder may waive any condition specified in this Section 8(b) if it executes a writing so stating at or prior to the Closing. First Sierra agrees to use its best efforts to cause matters covered by clauses (v), and to cause the matters covered by (vi), (vii), (ix), (x) and (xi) to occur.

         (c) CONDITIONS TO OBLIGATION OF EACH OPTION HOLDER. The obligation of each Option Holder to consummate the transactions to be performed by him in connection with the Closing is subject to the satisfaction of the following conditions:

                 (i) First Sierra shall have executed and delivered to the Option Holder his Employment Agreement; and

                 (ii) First Sierra shall have paid and delivered to the Option Holder the cash consideration and shares of First Sierra Common Stock (as applicable) required pursuant to Section 2(e)(ii).

9.       TERMINATION.

         (a) TERMINATION OF AGREEMENT. This Agreement may be terminated only as provided below:

                 (i) Shareholder and First Sierra may terminate this Agreement by mutual written consent at any time prior to the Closing;

                 (ii) First Sierra may terminate this Agreement by giving written notice to Shareholder at any time prior to the Closing (A) in the event Shareholder or any Option Holder has breached any representation, warranty or covenant on its part contained in this Agreement in any material respect or upon the occurrence of any intervening event or events referenced in the first sentence of
         Section 3 which individually or in the aggregate could reasonably be expected to have a material adverse effect on the Company, First Sierra has notified Shareholder of the breach or occurrence, and the breach or occurrence has continued without cure for a period equal to the lesser of 30 days after the notice of breach and the time until the consummation of the IPO or (B) if the Closing shall not have occurred on or before May 16, 1997, by reason of the failure of any condition precedent under Section 8(a) (unless the failure results primarily from First Sierra breaching any representation, warranty or covenant on its part contained in this Agreement);

                 (iii) Shareholder may terminate this Agreement by giving written notice to First Sierra at any time prior to the Closing (A) in the event First Sierra has breached any representation, warranty or covenant on its part contained in this Agreement in any material respect, Shareholder has notified First Sierra of the breach, and the breach has continued without cure for a period equal to the lesser of 30 days after the notice of breach and the time until the consummation of the IPO or (B) if the Closing shall not have occurred on or before May 16, 1997, by reason of the failure of any condition precedent under Section 8(b) (unless the failure results primarily from Shareholder or any Option Holder breaching any representation, warranty or covenant on his part contained in this Agreement); and

                 (iv) Shareholder or First Sierra may terminate this Agreement by giving written notice to the other party if the IPO has not occurred by May 16, 1997.

         (b) EFFECT OF TERMINATION. If this Agreement is terminated pursuant to Section 9(a), all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach of a covenant or knowing and willful breach of a warranty).

         (c) IPO. Notwithstanding anything to the contrary contained herein or implied hereunder, First Sierra shall have the right, in its sole discretion, to postpone or suspend (for a definite or indefinite period of time) or cancel the IPO, and no such postponement, suspension or cancellation shall give rise to any liability or obligation on the part of First Sierra or any director, officer, employee, representative or underwriter of First Sierra to Shareholder or any Option Holder.

10.      REMEDIES FOR BREACHES OF THIS AGREEMENT.

         (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in Sections 3 and 4 shall survive the Closing hereunder (even if the damaged Party had Knowledge of or had reason to know of any misrepresentation or breach of warranty at the time of Closing).

         (b) INDEMNIFICATION PROVISIONS FOR BENEFIT OF FIRST SIERRA. Except as provided in Section 9(b), if Shareholder breaches any of his representations and warranties in Section 3, then Shareholder agrees to indemnify First Sierra from and against any Adverse Consequences that First Sierra or the Company may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of, relating to, or caused by such breach; provided, Shareholder shall be fully liable for any breach of the representation set forth in Section 3(z).

         (c) INDEMNIFICATION PROVISIONS FOR BENEFIT OF SHAREHOLDER. Except as provided in Section 9(b), if First Sierra breaches any of its representations and warranties in Section 4, then First Sierra agrees to indemnify Shareholder from and against any Adverse Consequences Shareholder may suffer through and after the date of the claim for indemnification to the extent resulting from, arising out of, relating to, or caused by such breach.

         (d)     MATTERS INVOLVING THIRD PARTIES.

                 (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 10, then the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                 (ii) The Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of the former's choice reasonably satisfactory to the Indemnified Party so long as (1) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has give notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (2) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (3) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (4) settlement of, or an adverse judgment with respect to, the Third Party Claim is not in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (5) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                 (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 10(d)(ii),
         (1) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (2) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (3) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                 (iv) In the event any of the conditions in Section 10(d)(ii) is or becomes unsatisfied, however, (1) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (2) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (3) the Indemnifying Party will remain responsible for any Adverse Consequences the Indemnified

         Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 10.

         (e)     CLAIMS FOR INDEMNIFICATION.

                 (i) Whenever any claim shall arise for indemnification under Section 10(b) or 10(c), the Indemnified Party shall describe such claim in a written notice ("Notice of Claim") to the Indemnifying Party (and for purposes of this Section 10(e), a notice given pursuant to Section 10(d) shall constitute a "Notice of Claim") and, when known, specify the facts constituting the basis for such claim and the amount or an estimate of the amount of such claim.

                 (ii) Following the receipt by the Indemnifying Party of each Notice of Claim, the Indemnifying Party may give the Indemnified Party written notice ("Notice of Objection") (1) attaching a copy of such Notice of Claim, (2) stating that, in the opinion of the Indemnifying Party, the claim described in such Notice of Claim is invalid (either in whole or in specified part) under the terms of
         Section 10 hereof, (3) giving the reasons for the alleged invalidity, and (4) stating that, based on such alleged invalidity, the Indemnifying Party objects to the payment of any portion of the amount claimed pursuant to such Notice of Claim. If a Notice of Objection alleges that a Notice of Claim is only partially invalid, the Indemnifying Party within 30 days of the receipt of such Notice of Claim, agrees to deliver to the Indemnified Party that portion of the amount claimed pursuant to such Notice of Claim as to which no objection is made.

                 (iii) First Sierra and Shareholder agree to submit to final and binding arbitration pursuant to Section 11(n) any and all disputes which have been specified in a Notice of Objection or either party has specified in a Notice of Claim to which the other party has not responded within 30 days of receipt of such Notice of Claim. If pursuant to any such arbitration proceeding it is determined that any party is obligated to make payment to the other party, then such payment shall be made to either party no later than 30 days following such determination.

         (f) DETERMINATION OF ADVERSE CONSEQUENCES. There shall be taken into account the time cost of money (using the Applicable Rate as the discount rate) in determining Adverse Consequences for purposes of this Section 10. All indemnification payments by Shareholder under this Section 10 shall be deemed adjustments to the Purchase Price.

         (g) OTHER INDEMNIFICATION PROVISIONS. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any Party may have for breach of this Agreement.

11.      MISCELLANEOUS.

         (a) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of First Sierra and Shareholder; provided, either Party may make any public disclosure it believes in good faith is required by applicable law and First Sierra may include a description of the transaction, the Company, the Company's business, Shareholder and each Option Holder in any registration statement, prospectus or similar document to be prepared, filed or issued in connection with the contemplated IPO. Subject to the proviso in the preceding sentence, each Party shall keep confidential all Confidential Information obtained from any other Party excluding any such information that is required to be disclosed pursuant to a legal process and except disclosures to each Party's lenders, attorneys, accountants and other representatives and to First Sierra's underwriter.

         (b) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (c) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) and the Employment Agreements to be entered into between First Sierra and the Shareholder and each Option Holder constitute the entire agreement among the Parties and supersede any prior understandings, agreements, statements, or representations between the Parties, written or oral, to the extent they relate in any manner to the subject matter hereof including the Letter of Intent.

         (d) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of other Parties.

         (e) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (f) NOTICES. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be sent by (i) personal delivery (including courier service), (ii) telecopier during normal business hours to the number indicated, or (iii) registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below (any communication shall be deemed given upon receipt):

                 IF TO SHAREHOLDER, THE COMPANY OR ANY OPTION HOLDER:

                 [Name of Addressee]
                 c/o Heritage Credit Services, Inc.
                 2280 Vehicle Drive, Suite 100
                 Rancho Cordova, California 95670
                 Telecopier No.:  916-638-7590

                 IF TO FIRST SIERRA OR SUB:

                 First Sierra Financial, Inc.
                 Texas Commerce Tower, Suite 7050
                 600 Travis Street
                 Houston, TX 77002
                 Attention:  Thomas J. Depping
                 Telecopier No.:  713-221-1818

Any Party may change its telecopier number or its address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

         (h) AMENDMENTS AND WAIVERS. No amendments of any provision of this Agreement shall be valid unless the same shall be in writing and signed by First Sierra and Shareholder and, if directly affected thereby, each Option Holder. No waiver by either Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (i) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (j) EXPENSES. Each of the Parties will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (k) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (l) INCORPORATION OF EXHIBITS, ANNEXES, AND SCHEDULES. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (m) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

         (n) ARBITRATION. If a Party makes a good faith determination that a breach (or potential breach) of any of the confidentiality or non-competition provisions of this Agreement by another Party may result in damages or consequences that will be immediate, severe and incapable of adequate redress after the fact, that Party may seek a temporary restraining order or other immediate injunctive relief without first seeking relief through arbitration. After the court has ruled on the request for a temporary restraining order or injunctive relief, the Parties will thereafter proceed with arbitration of the dispute and stay the litigation pending arbitration. Subject to the foregoing, any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration under the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The Parties agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of a United States District Court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration. A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the AAA Rules within ten days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence. The arbitrator shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by any of the Parties and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by any of the Parties), including the power to render an award as provided in Rule 43 of the AAA Rules; provided, the arbitrator shall not have the power to award any punitive or exemplary damages (the parties hereby waiving and releasing any rights that they may have to recover punitive and exemplary damages). The arbitrator shall award the prevailing Party its costs and reasonable attorneys' fees, and the losing Party shall bear the entire cost of the arbitration, including the arbitrator's fees. Any arbitration shall be held in Houston, Texas for any claim brought by the Parties hereto. In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over the Parties and the subject matter of the arbitration. Notwithstanding the foregoing but except as may be otherwise provided in the following sentence, the parties irrevocably submit to the nonexclusive jurisdiction of the state and federal courts situated in Houston, Texas in any action to enforce an arbitration award and with respect to any request for a temporary restraining order or injunctive relief.
Notwithstanding the foregoing, any action instituted by Shareholder prior to the Closing shall be held in Sacramento, California and the non-exclusive jurisdiction provisions for any related court proceeding shall relate to California.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                        FIRST SIERRA FINANCIAL, INC.


                                        By:  /s/ THOMAS J. DEPPING
                                           ------------------------------------
                                                 Thomas J. Depping, President



                                        FIRST SIERRA CALIFORNIA, INC.


                                        By:  /s/ SANDY B. HO
                                           ------------------------------------
                                                 Sandy B. Ho
                                                 President



                                          /s/ OREN M. HALL
                                        ---------------------------------------
                                        OREN M. HALL



                                        HERITAGE CREDIT SERVICES, INC.


                                        By:  /s/ OREN M. HALL
                                           ------------------------------------
                                                 Oren M. Hall
                                                 President



                                          /s/ CHARLES E. BRAZIER
                                        ---------------------------------------
                                        CHARLES E. BRAZIER



                                          /s/ GREG E. MCINTOSH
                                        ---------------------------------------
                                        GREG E. MCINTOSH



                                          /s/ BRENT M. HALL
                                        ---------------------------------------
                                        BRENT M. HALL